Exhibit 10.1

ASSET PURCHASE AGREEMENT

BETWEEN

KEY ENERGY SERVICES, LLC

as Seller

AND

TRI-STATE WATER LOGISTICS, LLC

as Purchaser

Dated as of October 21, 2020

i

5.11	Employees	21

5.12	Collective Agreements	22

5.13	Employee Benefit Matters	22

5.14	Real Property Leases and Real Property Agreements	23

5.15	Condition of Facilities	23

5.16	Real Property	24

5.17	SWDs	24

5.18	Contracts	24

5.19	Proceedings	25

5.20	Compliance with Laws; Permits	25

5.21	Condition of Purchased Assets	25

5.22	Environmental	25

5.23	Insurance	26

5.24	Taxes	26

5.25	Financial Advisors	27

5.26	Disclaimers	27

Article VI Representations and Warranties of Purchaser		29

6.1	Generally	29

6.2	Organization and Good Standing	29

6.3	Authorization of Agreement	29

6.4	Conflicts; Consents of Third Parties	29

6.5	Financial Advisors	30

6.6	Condition of the Business	30

6.7	Legal Proceedings	30

6.8	Financial Ability	30

6.9	Regulatory	30

6.10	Independent Evaluation	31

6.11	Securities Law Compliance; Accredited Investor	31

Article VII Covenants		31

7.1	Further Assurances	31

7.2	Noncompetition and Non-solicitation.	31

7.3	Confidentiality	32

7.4	Publicity	33

7.5	Disclosure Schedules	33

7.6	Employees and Employee Benefits	33

7.7	Books and Records	36

7.8	Use of Name; Access to Vehicles	36

7.9	Replacement of Bonds, Letters of Credit and Guaranties; Subject Wells	37

Article VIII Indemnification		37

8.1	Survival	37

8.2	Indemnification by Seller	38

8.3	Indemnification by Purchaser	38

8.4	Procedures	39

8.5	Limitation on Liability	42

8.6	Payment of Indemnification Claims	43

8.7	No Consequential Damages	43

8.8	Exclusive Remedy	44

8.9	Express Negligence	44

Article IX Miscellaneous		45

9.1	Taxes	45

9.2	Expenses	46

9.3	Submission to Jurisdiction; Waiver of Jury Trial; Consent to Service of Process	46

9.4	Entire Agreement; Amendments and Waivers	47

9.5	Governing Law	47

9.6	Notices	47

9.7	Severability	48

9.8	Binding Effect; Assignment	48

9.9	Counterparts	48

9.10	Recording	48

9.11	Conspicuous	49

9.12	Construction	49

9.13	Time of Essence	49

SCHEDULES

Schedule 1.1	Permitted Liens and Claims
Schedule 2.1(a)	Equipment
Schedule 2.1(b)	Vehicles
Schedule 2.1(d)	SWDs
Schedule 2.1(e)	Frac Tanks
Schedule 2.1(f)	Assumed Contracts
Schedule 2.1(g)	Assigned Permits
Schedule 2.3	Assumed Liabilities
Schedule 2.5(b)	Nonassignable Assets
Schedule 5.4	Consents
Schedule 5.9	Absence of Changes
Schedule 5.10(a)	Major Customers
Schedule 5.10(b)	Major Suppliers
Schedule 5.10(c)	Changes to Major Customer or Major Supplier Relationships
Schedule 5.11(a)	Employees
Schedule 5.11(c)	Independent Contractors
Schedule 5.11(e)	Proceedings
Schedule 5.13	Business Benefit Plans
Schedule 5.14(a)	Real Property Leases
Schedule 5.14(b)	Real Property Agreements
Schedule 5.14(c)	Real Property Defaults
Schedule 5.16	Owned Real Property and Other Real Property Matters
Schedule 5.17	SWD Exceptions
Schedule 5.19	Proceedings
Schedule 5.20(b)	Excluded Permits
Schedule 5.22	Environmental
Schedule 5.23	Insurance
Schedule 7.9(b)	Subject Wells

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Special or Limited Warranty Deed
Exhibit C	Form of Real Property Assignment and Assumption Agreement
Exhibit D-1	Form of Seller Note Documents
Exhibit D-2	Form of Deed of Trust

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of October 21, 2020 (the “Execution Date”), is entered into between Key Energy Services, LLC, a Texas limited liability company (“Seller”), and Tri-State Water Logistics, LLC, a Texas limited liability company (“Purchaser”).

BACKGROUND

WHEREAS, Seller presently conducts the Business; and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Actual Fraud” means an intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty set forth in Article V of this Agreement; provided, that (a) the Party making such representation or warranty had actual knowledge that the applicable representation or warranty, as may be qualified in this Agreement, (i) was false at the time it was made, (ii) was made with the intention that the other Party rely thereon to its detriment, and (iii) was relied upon by the other Party to such other Party’s detriment, and (b) “Actual Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Books and Records” means the books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Body), sales material and records, strategic plans, internal financial information and marketing and promotional surveys, material and research, of Seller relating to the Business or the Purchased Assets up to and including the Closing Date; provided, however, that the term “Books and Records” shall not include any of the foregoing items that are Excluded Records or relate to the Excluded Liabilities and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, information, and data related to the Excluded Assets.

“Business” means the fluids hauling, disposal and other fluids management services of Seller in the Specified Territories, excluding Seller’s coiled tubing line of business, fishing and rental line of business, and rigs line of business.

“Business Day” means any day of the year (other than Saturday or Sunday) on which national banking institutions in Houston, Texas are open to the public for conducting business and are not required or authorized to close.

“Claims” means claims, actions, causes of action, demands, filings, investigations, arbitrations, mediations, suits or other legal or administrative Proceedings, whether civil or criminal or based on contract, negligence, trespass, intentional tort, strict liability, contribution or indemnification, common or decisional law, federal or state statute or local ordinance or otherwise, and whether any of the foregoing is the result of a third-party claim, Governmental Body claim, or a claim by either Purchaser or Seller.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means (a) any and all trade secrets of Seller which relate primarily to the Business, whether or not documented, that is a trade secret under applicable Law; (b) any and all non-public confidential information of Seller exclusively concerning the Business or the Purchased Assets (which includes, but is not limited to, such non-public information regarding historical financial information, financial projections and budgets, historical and projected sales, capital spending budgets and plans, personnel training methods and materials, techniques and materials and purchasing methods and techniques), whether or not documented; and (c) any and all notes, analyses, compilations, studies, summaries and other materials prepared by or for Seller containing or based, in whole or in part, upon any information included in the foregoing.

“Contract” means any legally binding contract, agreement, commitment, instrument, lease, license, bond, evidence of indebtedness for borrowed money, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Deed of Trust” means the Deed of Trust, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement in the form set forth on Exhibit D-2 hereto.

“Employee Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans, agreements, arrangements, programs, practices or policies that would be “employee benefit plans” if they were subject to ERISA (such as plans for directors), and any equity or equity-based compensation, change-in-control, incentive, employment, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance, vacation, holiday or other paid time-off, hospitalization or other medical, dental, vision, accident, disability, or life insurance, executive compensation or other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA, whether formal or informal, oral or written, legally binding or not, providing compensation or benefits to any employee or other individual service provider.

“Employees” means all full-time employees of Seller or any Affiliate of Seller whose duties primarily relate to the Business listed on Schedule 5.11(a).

“Environmental Law” means any Law in effect at the Closing of this Agreement pertaining to (a) the protection of worker health, safety, or the environment; (b) the conservation, management, protection, or use of natural resources and wildlife; (c) the protection or use of source water and groundwater; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Material; or (e) pollution (including any release to air, land, surface water and groundwater), and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801, Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC 300(f) et seq., and any similar, implementing or successor law, and any amendment, rule, regulation, Order or directive, issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Records” means (a) all corporate and financial Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Purchased Assets), (b) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law, (c) computer software, (d) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of Contracts and records and files with respect to any previous litigation matters), (e) employee and personnel records, (f) records relating to the sale of the Purchased Assets, including bids received from and records of negotiations with Third Parties, and (g) any records with respect to the other Excluded Assets.

“Facility” or “Facilities” means the Real Property and any building, improvements and facilities located thereon.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

“Financial Information” means the historical financial statements related to the Purchased Assets, copies of which have been made available to Purchaser.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any substance, waste or materials whether solid, liquid, or gaseous: (a) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (b) which is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, whether liquid, solid, semi-solid, sludge or gaseous.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Intellectual Property” means any and all intellectual property rights, under the law of any jurisdiction, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, proprietary computer software, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, methods, techniques, procedures, and processes.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of Brett Warfield, Area Director, Turner Phipps, Vice President—Permian Basin, Stephen Stevens, Supervisor, and Jill Best, Environmental Specialist, in each case, after reasonable inquiry with direct reports.

“Law” means any foreign, federal, state, local law, statute, code, ordinance, rule or regulation.

“Leased Real Property” means the real property used or occupied by Seller pursuant to a Real Property Lease described on Schedule 5.14(a).

“Liability” or “Liabilities” means any debt, retention, delayed payment, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown,

asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all reasonable costs and expenses relating thereto (including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Losses” means any and all payments, judgments, liabilities, amounts paid in settlement, charges, assessments, deficiencies, damages, fines, penalties, losses and expenses (including removal costs, remediation costs and interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of investigation, litigation, or other Proceedings or of any Claim, default or assessment).

“Material Adverse Effect” means (a) a fact, occurrence, event or circumstance that results, individually or in the aggregate, in a material adverse effect on the use, ownership or operation of the Business, Purchased Assets or Assumed Liabilities or (b) a material adverse effect on the ability of Seller to consummate the Transactions, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following, but only to the extent reasonably demonstrated by Seller: (i) the effect of any change in general in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iii) civil unrest, any outbreak of disease (including the COVID-19 pandemic), epidemics or pandemics (including the COVID-19 pandemic), or the escalation of any of the foregoing; (iv) any Law, pronouncement or guideline issued by a Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, pronouncement or guideline or interpretation thereof (including any changes following the date of this Agreement); (v) the effect of any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to Seller; (vi) the effect of any changes in applicable Laws or accounting rules; (vii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the Transactions; excluding, however, any matter described in clauses (i) – (ii) or (vi) that, individually or together, has or have had a disproportional effect (as compared to similarly situated businesses, assets or liabilities) on any of the Business, Purchased Assets, Assumed Liabilities or the ability of Seller to consummate the Transactions.

“Order” means any order, preliminary or final injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, consistent with past practice.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended.

“Other Real Property” means the real property used or occupied by Seller pursuant to a Real Property Agreement described on Schedule 5.14(b).

“Owned Real Property” means the real property owned by Seller or Property Company and described on Schedule 5.16.

“Parties” means the parties to this Agreement, being Seller and Purchaser; and “Party” means any one of them.

“Permits” means any approvals, authorizations, registrations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (a) all defects, exceptions, restrictions, easements, rights-of-way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (b) the Liens and Claims disclosed on Schedule 1.1; (c) statutory Liens for current Taxes, assessments or other governmental charges not yet due or delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings provided an appropriate reserve is established therefor; (d) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or which are not yet due in the Ordinary Course of Business; (e) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; (f) Liens created under Assumed Contracts in respect of obligations that are not yet due; (g) Liens which are discharged or released simultaneously with the Closing; and (h) Liens created by Purchaser or its successors or assigns, including pursuant to the Seller Note Documents.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proceeding” means any case, lawsuit, action, arbitration, mediation, litigation, suit, investigation, hearing or other proceeding at Law or in equity, in each case by or before any Governmental Body or arbitral tribunal.

“Property Company” means Key Property Holding Company LLC, a Delaware limited liability company.

“Real Property” means the Owned Real Property, Leased Real Property, and Other Real Property.

“Real Property Agreement(s)” means the easements, rights-of-way, permits, consents, licenses and other similar rights and interests relating to Seller’s right to use real property (other than Real Property Leases) and set forth and described in Schedule 5.14(b).

“Real Property Lease(s)” means the real property leases or other rights of occupancy relating to Seller’s right to use real property, whether as lessor, lessee, or licensee, and set forth and described in Schedule 5.14(a).

“Seller Benefit Plan” means any Employee Plan established, sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates, or with respect to which Seller or any of its Affiliates is a party, is subject or may have Liabilities.

“Seller Note Documents” means (a) the Seller Note and (b) the Deeds of Trust, in sufficient counterparts for recording in all applicable jurisdictions, evidencing the financing by Seller of a portion of the Purchase Price as contemplated herein.

“Seller Taxes” means (a) any and all Income Taxes imposed on Seller, any of its respective direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which Seller is or was a member, (b) all Taxes imposed on or relating to the Purchased Assets allocable to Seller pursuant to Section 9.1(b), and (c) any and all Taxes imposed on or with respect to the Excluded Assets.

“Specified Territories” means the following areas: (i) in Texas, Marion, Harrison, Panola, Shelby, Sabine, Newton, Jasper, San Augustine, Tyler, Polk, Angelina, Nacogdoches, Cherokee, Smith, Wood, Rusk, Gregg, Upshur and Trinity Counties; (ii) in Arkansas, Columbia County; and (iii) in Louisiana, Caddo, Claiborne and De Soto Parishes.

“Tax Authority” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Tax Contest” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements or other document relating to Taxes, including any schedule, attachment or exhibits thereto, and any amendment thereof, required to be filed in respect of any Taxes.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments from any Tax Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, whether disputed or not, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a), and (c) any Liability in respect of any items described in clauses (a) and (b) payable by reason of contract, assumption, transferee or successor liability, operation of Law (including by reason of participating in a consolidated, combined or unitary Tax Return), or otherwise.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” means any Claim asserted against the Indemnified Person, other than any Claim brought by a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Company” means (a) with respect to any Owned Real Property located in the State of Texas or the State of Louisiana, Fidelity National Title Insurance Company, and (b) with respect to any Owned Real Property located in the State of Arkansas, Chicago Title Insurance Company.

“Transactions” means the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities as provided for in Article II.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Workplace Statutes” means all Laws and Orders relating to labor, employment, or employment practices, including those relating to wages, hours of work, labor relations, collective bargaining, occupational health and safety, employment standards, privacy, anti-discrimination, pay equity, and workers’ compensation.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Alternative Recovery	8.5(d)
Asset Allocation	2.8
Assigned Permits	2.1(g)
Assumed Claims	2.1(k)
Assumed Contracts	2.1(f)
Assumed Liabilities	2.3
Assumption Notice	8.4(b)(i)
Business Benefit Plan	5.13(a)
Cash Consideration	3.1
Closing	4.1(a)
Closing Date	4.1(a)
Confidentiality Agreement	7.3(a)
Equipment	2.1(a)
Excluded Assets	2.2
Excluded Claims	2.1(k)
Excluded Liabilities	2.4

Execution Date	Preamble
Hire Date	7.6(a)
Indemnified Person	8.4(a)
Indemnifying Person	8.4(a)
Indemnity Notice	8.4(a)
Interim Period	2.5(c)
Investigation Period	8.4(b)(i)
Loss Threshold	8.5(a)
Major Customers	5.10(a)
Major Suppliers	5.10(b)
Nonassignable Asset Refund Date	2.5(b)
Nonassignable Assets	2.5(b)
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Documents	6.3
Purchaser Employer	7.6(a)
Purchaser Indemnified Persons	8.2
Purchaser Savings Plan	7.6(c)
Purchaser Welfare Benefit Plans	7.6(d)
Seller	Preamble
Seller Documents	5.3
Seller Fundamental Representations	8.1
Seller Indemnified Persons	8.3
Seller Marks	7.8
Seller Note	3.1
Seller Savings Plan	7.6(c)
Subject Wells	7.9(b)
SWDs	2.1(d)
Transfer Taxes	9.1(a)
Transferred Employee	7.6(a)
Union	5.12
Vehicles	2.1(b)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any item or matter on any Schedule shall not constitute or imply an admission or indication that such item or matter is, or may be, material or would have a Material Adverse Effect, and the information set forth on the Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” or any similar qualification in this Agreement. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be set forth on a Schedule for information purposes only and matters reflected in the Schedules are not limited to matters required by this Agreement to be reflected in the Schedules. Neither the Schedules nor any disclosure made in or by virtue of them (A) constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in this Agreement, or (B) has the effect of, or may be construed as, adding to, broadening, deleting from, or revising the scope of any of the representations, warranties, or covenants of Seller in this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa (except with respect to the Parties).

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Made Available. The phrase “made available” or any variation thereof means included in the electronic data room hosted by Energy Capital Solutions, LLC related to the Transactions to which Purchaser has full access as of the date hereof.

(ix) Accounting Terms. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied by Seller.

(b) Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.

(c) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, pay for, acquire, and accept from Seller and Seller shall, or shall cause Property Company to, sell, transfer, assign, convey and deliver to Purchaser, all of Seller’s and Property Company’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, except for Permitted Exceptions. “Purchased Assets” shall mean the following assets of Seller and Property Company, as applicable (less and except the Excluded Assets):

(a) all equipment, machinery, parts, fixtures, materials, supplies, tools, leasehold improvements, telephone systems and furniture owned by Seller or Property Company located at the Facilities and solely related to the Business, including all assets set forth on Schedule 2.1(a) (the “Equipment”), which, for the avoidance of doubt, excludes leased equipment or assets for which Purchaser is not assuming the lease with respect to such equipment or assets;

(b) the vehicles set forth on Schedule 2.1(b) (the “Vehicles”);

(c) the Real Property;

(d) the saltwater disposal wells set forth on Schedule 2.1(d), including the wellbore, casing of the well, tanks, pipelines, electrical equipment and pumps and all other associated fixtures, facilities and tangible personal property owned by Seller or Property Company located at such wells (collectively, the “SWDs” and each, a “SWD”);

(e) the frac tanks set forth on Schedule 2.1(e);

(f) (i) those Contracts set forth on Schedule 2.1(f) (the “Assumed Contracts”), and (ii) all accounts receivable generated from and after the Closing arising from services provided or goods sold by Seller pursuant to the Assumed Contracts, and any security, claim, cause of action, remedy or other right to receive payment of the foregoing;

(g) subject to Section 2.5(b), the Permits related to the Business or the Purchased Assets listed on Schedule 2.1(g) (the “Assigned Permits”);

(h) copies of any Books and Records relating primarily to the Business;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees related to the Assumed Contracts;

(j) goodwill to the extent attributable to the other Purchased Assets; and

(k) any rights, claims or causes of action of Seller or Property Company against third parties relating to any of the Purchased Assets, Assumed Liabilities and the Business (the “Assumed Claims”), including all rights under any express or implied warranty by the manufacturers or sellers of any of the Equipment, machinery or Vehicles or component part thereof, except in each case under this clause (k), to the extent such rights, claims or causes of action are, or relate to, the Excluded Assets or Excluded Liabilities (the “Excluded Claims”).

2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Seller or Property Company other than the Purchased Assets, including each of the following assets:

(a) all cash, cash equivalents, certificates of deposit, bank deposits, surety bonds, cash on deposit or similar cash items or performance bonds of Seller;

(b) except as set forth in Section 2.1(f), all accounts receivable arising from the Purchased Assets or Business, whether current or past due, and any security, claim, cause of action, remedy or other right to receive payment of the foregoing;

(c) all equipment, machinery, parts, fixtures, materials, supplies, tools, leasehold improvements, telephone systems and furniture of Seller not set forth on Schedule 2.1(a);

(d) except for the Vehicles, all trucks, cars, vehicles, and other rolling stock;

(e) all real property of Seller other than the Real Property;

(f) all right, title and interest in all Intellectual Property of Seller;

(g) all Contracts of Seller that are not Assumed Contracts;

(h) all information management systems of Seller;

(i) any claim in or to any refund of Seller Taxes;

(j) all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller, including the Purchased Assets;

(k) any rights, claims or causes of action of Seller (i) under any bond or security instrument, (ii) against third parties not expressly part of the Purchased Assets, including the Excluded Claims or (iii) for which Seller is otherwise required to provide indemnification to Purchaser hereunder;

(l) all Excluded Records, including any employment records of Seller or its Affiliates and Employee Plans and assets attributable thereto; and

(m) any other assets of Seller that are not Purchased Assets.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, and shall timely fulfill, perform, pay and discharge in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising, or obligations of Seller to be performed, under the Assumed Contracts for periods after the Closing, but, for the avoidance of doubt, excluding any Liability in connection with any actual or alleged breach, default or other failure to perform by Seller under any Assumed Contract, occurring or alleged to have occurred prior to the Closing;

(b) all Liabilities arising out of or relating to Purchaser’s ownership, use or operation of the Purchased Assets after the Closing, including Liabilities and Claims arising under Environmental Law, but, for the avoidance of doubt, excluding any Liability in connection with any violation of Environmental Law that existed or occurred prior to the Closing;

(c) all Taxes imposed on or with respect to the Purchased Assets for any taxable period (or portion thereof) beginning after the Closing Date as determined in Section 9.1(c);

(d) all Liabilities arising out of Purchaser’s employment of any Transferred Employee, to the extent that such Liabilities arise after the Transferred Employee’s commencing employment with Purchaser Employer;

(e) all Liabilities relating to amounts required to be paid by Purchaser hereunder;

(f) all Liabilities for plug and abandonment obligations relating to the SWDs, but, for the avoidance of doubt, excluding any Liability in connection with any violation of Environmental Law that existed or occurred prior to the Closing;

(g) all Liabilities with respect to the Purchased Assets set forth on Schedule 2.3, regardless of whether such Liabilities arose prior to, at or after the Closing, including obligations and liabilities relating in any manner to the condition, use, ownership, or operation of such Purchased Assets; and

(h) all other Liabilities with respect to the Business or the Purchased Assets arising on or after the Closing Date.

2.4 Excluded Liabilities. Purchaser will not assume or be liable for any Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities of Seller other than the Assumed Liabilities, including the following Liabilities (without duplication):

(a) all Liabilities or Claims (other than Assumed Claims) arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date, including Seller’s ownership and operation of the Real Property and SWDs, including any Liabilities or Claims arising under Environmental Law based upon any incident, action, condition or circumstance to the extent occurring or existing at the Real Property on or prior to the Closing Date;

(b) all Liabilities arising out of or relating to the Excluded Assets;

(c) accounts payable and accounts receivable to the extent constituting an Excluded Asset;

(d) all Seller Taxes;

(e) all Liabilities of Seller relating to or arising out of (i) the employment by Seller, or termination of employment with Seller (including any and all Liabilities relating to any alleged non-compliance with the WARN Act), of any employee of Seller, (ii) workers’ compensation claims of any employee of Seller which relate to events occurring during such individual’s employment with Seller, (iii) Seller’s debts and loans (if any), (iv) Seller’s insurance and any Seller Benefit Plans, or (v) Claims arising or asserted under Environmental Laws based upon events occurring, or conditions existing, at or prior to the Closing;

(f) all Liabilities incurred by Seller in connection with the Transactions (including, for the purpose of clarification, any broker’s fees, finder’s fees, advisor’s fees, commissions, or any other transaction expenses of Seller);

(g) all other Liabilities of Seller that are not Assumed Liabilities; and

(h) all Liabilities relating to amounts required to be paid by Seller hereunder.

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further documents, conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the Transactions.

(b) Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Purchased Asset, including any approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a Governmental Body or is cancelable by a third party in the event of an assignment (the “Nonassignable Assets”) unless and until such consent shall have been obtained. Each of Seller and Purchaser shall use commercially reasonable efforts, to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to assign the Nonassignable Assets; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. A list of Nonassignable Assets (including a description of the reasons for each such Nonassignable Asset’s nonassignability) that are known as of the Execution Date is set forth on Schedule 2.5(b). For the purpose of clarification, upon obtaining such consent with respect to any portion of a Purchased Asset, such asset shall no longer be considered to be part of the Nonassignable Assets. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Assumed Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller so that, in any such case, Purchaser shall be solely responsible for such Liabilities. In the event that any such consent with respect to a Nonassignable Asset was not obtained prior to Closing is obtained following the Closing Date, then, on the tenth Business Day after such consent is obtained, Seller shall assign the applicable Nonassignable Asset to Purchaser pursuant to an instrument in substantially the same form as the Bill of Sale and Assignment and Assumption Agreement set forth on Exhibit A hereto. In the event that any Nonassignable Asset shall remain unassigned to Purchaser as of the ninetieth (90th) day after the Closing Date (the “Nonassignable Asset Refund Date”), Seller shall retain such asset and refund the portion of the Purchase Price allocated by the Parties to such asset.

(c) To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained by the Closing Date, such Nonassignable Assets shall be held, as of and from the Closing Date until the Nonassignable Asset Refund Date (the “Interim Period”), by Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser during such period in Seller’s name and all benefits and obligations existing thereunder shall accrue during such period for Purchaser’s account and Purchaser shall be responsible for all Liabilities associated therewith (including by way of Seller holding title to such Nonassignable Asset in trust for Purchaser). During the Interim Period, Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable for Purchaser’s account under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets during the Interim Period. During the Interim Period, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under the Nonassignable Assets during the Interim Period.

(d) With respect to any Purchased Asset subject to a consent to assign other than a Nonassignable Asset, in the event such consent is not obtained prior to Closing, the Purchased Asset subject to such un-obtained consent shall nevertheless be assigned by Seller to Purchaser at Closing as part of the Purchased Assets, and, any Liability that arises due to the failure to obtain such consent shall be borne by Seller (and Seller shall be obligated to indemnify Purchaser with respect to such Liabilities). Each of Seller and Purchaser shall use commercially reasonable efforts, to obtain, or cause to be obtained, any such unobtained consent following Closing; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities to any Third Party to obtain any such consent.

2.6 Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

2.7 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as may be required to be deducted or withheld by applicable Law and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law. Any amounts so deducted and withheld shall be treated for all purposes under this Agreement as having been paid to Seller. As soon as practicable after any payment of withholding Taxes by Purchaser to a Governmental Body, Purchaser shall deliver to Seller the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably requested by Seller.

2.8 Purchase Price Allocation. Seller and Purchaser shall, until thirty (30) days after the Closing, use commercially reasonable efforts to agree to allocate the Purchase Price, Assumed Liabilities, and any other items constituting consideration for applicable Income Tax purposes among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Asset Allocation”). The Asset Allocation, if agreed upon, shall be reflected on a completed IRS Form 8594, which form will be timely filed separately by Seller and Purchaser with the IRS pursuant to the requirements of Section 1060(b) of the Code. Each Party agrees not to take any position inconsistent with the allocations set forth in such Asset Allocation, including on any Tax Returns, unless required by a final determination as defined in section 1313 of the Code.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (collectively, the “Purchase Price”): (a) an amount in cash equal to $6,000,000 (the “Cash Consideration”), (b) a $940,000 secured seller promissory note issued by Purchaser to Seller in the form of Exhibit D-1 attached hereto (the “Seller Note”), and (c) the assumption of the Assumed Liabilities.

3.2 Payment of Purchase Price(a) . Purchaser shall pay the Purchase Price as follows:

(a) by paying the Cash Consideration by wire transfer at Closing of immediately available funds into an account or accounts designated by Seller;

(b) by assuming the Assumed Liabilities at Closing; and

(c) by delivering to Seller the Seller Note payable to Seller in the original principal amount of $940,000, in the form attached hereto as Exhibit D-1. The Seller Note shall (i) bear interest from the Closing to maturity at the rate of 6.5% per annum, (ii) provide for the payment of all principal and any accrued interest on April 30, 2022, (iii) be secured by the Purchased Assets pursuant to the Seller Note Documents, and (iv) provide for prepayments, without penalty, at any time by Purchaser.

ARTICLE IV

CLOSING

4.1 Closing.

(a) Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place electronically simultaneously with the execution of this Agreement (the “Closing Date”), or at such other time and date and/or at such other location as the Parties may mutually designate in writing.

(b) On the Closing Date, substantially all of the Purchased Assets will be physically present at one or more of the Facilities or at customers’ locations.

4.2 Closing Deliveries of Seller. At Closing, Seller shall deliver, or cause Property Company to deliver, the following to Purchaser:

(a) the Bill of Sale and Assignment and Assumption Agreement in the form set forth on Exhibit A hereto, duly executed by Seller;

(b) titles to the Vehicles, duly endorsed by Seller to Purchaser or its designee;

(c) a special warranty deed (as customary in the applicable jurisdiction) for each parcel of the Owned Real Property, in the form set forth on Exhibit B, duly executed by Seller or Property Company, as applicable;

(d) assignments and assumption agreements of each of the Real Property Leases and Real Property Agreements, in the form set forth on Exhibit C, duly executed by Seller or Property Company, as applicable;

(e) to the extent obtained prior to Closing, the consents and approvals identified on Schedule 5.4, if any, duly executed by the Persons from which such consents and approvals are required;

(f) certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2) and certifying that each of Seller and Property Company is not a foreign person within the meaning of Section 1445(a) of the Code;

(g) a certificate by the Secretary of Seller, dated the Closing Date, as to the effectiveness of the resolutions of the governing body of Seller authorizing the execution, delivery and performance hereof by Seller;

(h) commitments from the applicable Title Company to issue to and in favor of Purchaser an extended coverage owner’s policy of title insurance with respect to the Owned Real Property in the amount of the portion of the Purchase Price allocated to the Owned Real Property, effective on the Closing Date, insuring fee simple title to the Owned Real Property in Purchaser subject only to the Permitted Exceptions, the base premium costs of which shall be paid by Seller and (i) the premiums and charges applicable to any endorsements of which desired by Purchaser shall be paid by Purchaser (including any additional premium for any “survey/area and boundary deletion” in any title insurance policy, if the deletion is requested by Purchaser, and the Title Company’s inspection fee to delete the exception for parties in possession, if applicable), and (ii) Purchaser and Seller shall each bear fifty percent (50%) of all other fees and expenses charged by the Title Companies;

(i) appropriate change of operator forms designating Purchaser as operator of the SWDs; and

(j) all other documents required to be entered into by Seller or Property Company pursuant hereto or reasonably requested by Purchaser to convey the Purchased Assets to Purchaser in accordance with the terms hereof, or to otherwise consummate the Transactions.

4.3 Closing Deliveries of Purchaser. At Closing, Purchaser shall deliver, or cause to be delivered, the following to Seller:

(a) the Bill of Sale and Assignment and Assumption Agreement in the form set forth on Exhibit A hereto, duly executed by Purchaser;

(b) assignment and assumption agreements of each of the Real Property Leases and Real Property Agreements, in the form set forth on Exhibit C, duly executed by Purchaser;

(c) the Seller Note Documents, duly executed by Purchaser;

(d) a certificate by an officer of Purchaser, dated the Closing Date, as to the effectiveness of the resolutions of the governing body of Purchaser authorizing the execution, delivery and performance hereof by Purchaser;

(e) the Purchase Price in accordance with Section 3.2;

(f) appropriate change of operator forms designating Purchaser as operator of the SWDs;

(g) evidence of replacement bonds, guaranties, and letters of credit pursuant to Section 7.9; and

(h) all other documents required to be entered into by Purchaser pursuant hereto or reasonably requested by Seller to convey the Purchased Assets to Purchaser in accordance with the terms hereof, or to otherwise consummate the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1 Generally. Subject to the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller hereby represents and warrants to Purchaser the matters set forth in Section 5.2 through Section 5.25 as of the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).

5.2 Organization and Good Standing. Each of Seller and Property Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each of Seller and Property Company is qualified to conduct business in each jurisdiction in which ownership of the Purchased Assets or operation of the Business makes such qualification necessary.

5.3 Authorization of Agreement. Seller has all requisite power, legal capacity and authority to execute and deliver this Agreement and each of Seller and Property Company has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller or

Property Company in connection with the consummation of the Transactions (the “Seller Documents”), to perform its respective obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Seller Documents and the consummation of the Transactions have been duly authorized by all requisite limited liability company action on the part of Seller and Property Company. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller or Property Company, as applicable, and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller and Property Company, enforceable against Seller and Property Company, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

5.4 Conflicts; Consents of Third Parties. Except as set forth on Schedule 5.4:

(a) none of the execution and delivery by Seller and Property Company of this Agreement or the Seller Documents, the consummation of the Transactions, or compliance by Seller and Property Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation and limited liability company agreement or comparable organizational documents of Seller or Property Company; (ii) any Contract or Permit to which Seller or Property Company is a party or by which any of the Purchased Assets are bound; (iii) any Order of any Governmental Body applicable to Seller or Property Company or by which any of the Purchased Assets are bound; or (iv) any applicable Law, other than, in case of clauses (ii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect; and

(b) no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or Property Company in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller and Property Company with any of the provisions hereof or thereof, or the consummation of the Transactions, or the taking by Seller or Property Company of any other action contemplated hereby or thereby.

5.5 No Other Agreements to Purchase. No Person, other than Purchaser under this Agreement, has any agreement or option or any right to purchase from Seller the Business or any of the Purchased Assets.

5.6 Title to Purchased Assets. Except with respect to the Real Property, which is separately addressed in this Article V, Seller owns and has good title to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.

5.7 Books and Records. The Books and Records are being maintained and, to the Knowledge of Sellers, have been maintained in accordance with all applicable Law in all material respects and in the Ordinary Course of Business with past practices.

5.8 Financial Statements. The Financial Information was prepared from the books and records regularly maintained and used by the management of Seller and its Affiliates to operate the Business, and is accurate in all material respects as of the respective dates they were prepared, subject to adjustments between periods.

5.9 Business Carried on in Ordinary Course. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.9, since December 31, 2019, Seller has conducted the Business in the Ordinary Course of Business in all material respects and there has not been, with respect to the Business, any event, change, occurrence or circumstance that has had, or could be reasonably anticipated to result in, a Material Adverse Effect.

5.10 Customer and Supplier Relations.

(a) Schedule 5.10(a) includes a complete and correct list of all customers of the Business who have made aggregate purchases in excess of $113,182.00 in services from the Business in the past calendar year (the “Major Customers”), which list indicates, with respect to each such Major Customer, the type of product or service purchased or subscribed to by such customer, and the aggregate amount of product or services sold to each such customer in such calendar year.

(b) Schedule 5.10(b) includes a complete and correct list of all suppliers of the Business from whom Seller has purchased in excess of $20,505.16 in equipment or supplies with respect to the Business in the past calendar year (the “Major Suppliers”), including the aggregate amount paid to each such Major Supplier by Seller in such calendar year.

(c) Except as set forth in Schedule 5.10(c), to the Knowledge of Seller, none of the Major Customers or Major Suppliers has canceled, terminated, or otherwise materially altered or notified Seller in writing of any intention to cancel, terminate, or materially alter its relationship with Seller.

5.11 Employees.

(a) Schedule 5.11(a) sets forth the names of all Employees, and for each such Employee lists: (i) years of service with Seller or its Affiliates, (ii) current job title, base salary or hourly rate of pay (as applicable), (iii) full or part-time status, (iv) exempt or non-exempt classification under the Fair Labor Standards Act, and (v) primary job location. Unless otherwise indicated on Schedule 5.11(a), all Employees are (i) active and not on leave on the date hereof and (ii) employed by Seller.

(b) There are no employment contracts between Seller and an Employee.

(c) Except as set forth in Schedule 5.11(c), no individuals working in the capacity of an independent contractor are engaged, nor have for the past one (1) year been engaged, by Seller or its Affiliates to provide material services to the Business. With respect to the Business or the Purchased Assets, there are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or any Affiliate of Seller related to the alleged misclassification of any individual as an independent contractor instead of as an employee.

(d) To the Knowledge of Seller, all Employees are legally authorized to work in the United States.

(e) With respect to the Business and the Purchased Assets, Seller and its Affiliates are, and within the past three (3) years have been, in material compliance with all applicable Workplace Statutes. Within the last three (3) years, Seller has, to the extent required by Workplace Statutes, investigated all formal allegations of sexual harassment that have been made by or against any Employees. Except as set forth on Schedule 5.11(e), there are no Proceedings against Seller or its Affiliates pending, or to Seller’s Knowledge, threatened to be brought or filed, in connection with labor or employment matters, that individually or in the aggregate would reasonably be expected to result in material Liability for the Business or the Purchased Assets.

(f) Except as would not reasonably be expected to result in material Liability to the Business or the Purchased Assets, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants who primarily provide, or provided, services to the Business or the Purchased Assets for services performed on or prior to the date hereof, have been paid in full or properly accrued.

(g) With respect to the Business or the Purchased Assets, there has been no action, during the ninety (90) day period preceding the date hereof, that triggered notice or other obligations by Seller or any Affiliate of Seller under the WARN Act.

5.12 Collective Agreements. With respect to the Business and the Purchased Assets, neither Seller nor any Affiliate of Seller, is or has been, for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”) respecting Employees. To the Knowledge of Seller, there is not, and has not been for the past three (3) years, any (i) Union representing or purporting to represent any Employees, and (ii) no Union or group of Employees seeking to organize Employees for the purpose of collective bargaining. There is, and within the past three (3) years there has been, no pending, or, to the Knowledge of Seller, threatened material labor strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption by Employees. With respect to the Business and the Purchased Assets, neither Seller nor any Affiliate of Seller has a duty to bargain with any Union.

5.13 Employee Benefit Matters.

(a) Schedule 5.13 contains a true and complete list of each material Seller Benefit Plan in which one (1) or more Employees participates (each a “Business Benefit Plan”).

(b) There are no liabilities, breaches, violations or defaults under Seller Benefit Plans which would subject the Purchased Assets, Purchaser or any of its employee benefit plans to any material Taxes, penalties or other Liabilities. Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service. None of Seller nor any of its ERISA Affiliates currently maintains, sponsors, or contributes to, or has Liability with respect to, an employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including a “multiemployer plan” as defined in Section 3(37) of ERISA), and no event has occurred and no condition exists that would subject the Purchased Assets, Purchaser or any of its employee benefit plans to any Liability (including Liability on account of an ERISA Affiliate) with respect to any such plan. None of the Purchased Assets are or are currently expected to be subject to any Lien arising under Section 430(k) of the Code or Section 303(k) of ERISA. Except to the extent as would not result in Liability to Purchaser, each Seller Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).

(c) Except as set forth on Schedule 5.13, neither the execution of this Agreement nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Employee to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any Employee; (iii) increase the amount payable to any Employee under or result in any other material obligation pursuant to any Seller Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

5.14 Real Property Leases and Real Property Agreements.

(a) Except as set forth on Schedule 5.14(a), Seller has a valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Exceptions.

(b) Except as set forth on Schedule 5.14(b), Seller has a valid and enforceable right to occupy and use the Other Real Property as operated as of the Closing Date, free and clear of all Liens other than Permitted Exceptions.

(c) Except as set forth on Schedule 5.14(c), Seller has not received written notice of, and to Seller’s Knowledge, there are no existing, defaults or events that with notice or lapse of time, or both, would constitute a default by Seller or any other party under any Real Property Lease or Real Property Agreement, in each case that has not been cured. True, accurate, and complete copies of all Real Property Leases and Real Property Agreements have been made available to Purchaser.

5.15 Condition of Facilities. To the Knowledge of Seller, (a) none of the Facilities, or the operation or maintenance thereof, violates any restrictive covenant or any applicable law, by-law, zoning restriction or regulation, the violation of which would have, individually or in the aggregate, a financial impact in excess of $50,000 on the Business, and (b) without limiting the generality of the foregoing:

(i) all accounts for work and services performed and materials placed or furnished upon or in respect of the Facilities (except for current accounts the payment dates of which have not yet passed) have been fully paid and satisfied in all material respects; and

(ii) there is no material amount owing by Seller in respect of the Facilities for the supply to or use by any of them of water, gas, electrical power or energy, steam or hot water, or other utilities or in respect of municipal, school or other Taxes or relating to the Business (except for current accounts the payment dates of which have not yet passed).

5.16 Real Property.

(a) Except as set forth on Schedule 5.16, Seller or Property Company, as applicable, has good and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Exceptions.

(b) Seller has not received any written notice of, and to Seller’s Knowledge, there are no existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters, in each case that would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(c) Except as set forth on Schedule 5.16, Seller has not leased, subleased or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof.

5.17 SWDs. Except as set forth on Schedule 5.17, to the Knowledge of Seller (a) as of the Closing, each SWD is capable of discharging its contents at the depths, in each case, up to the maximum capacity stated in its respective Permit, (b) the wellbore, casing of the well, tanks, pipelines, electrical equipment and pumps of each SWD are structurally sound, in good operating condition (subject to normal wear and tear), (c) each SWD is, and during the time Seller has owned the SWD has been, used only for the disposal of materials permitted pursuant to the applicable Permit, and (d) each SWD is located within the boundaries of the Owned Real Property or located on Real Property to which Seller or Property Company, as applicable, has the exclusive right, pursuant to a Real Property Lease, Real Property Agreement, or otherwise, to operate the applicable SWD.

5.18 Contracts.

(a) Seller has made available to Purchasers true, accurate and complete copies of all Assumed Contracts.

(b) Each of the Assumed Contracts is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the other Parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles.

(c) (i) Neither Seller nor, to Seller’s Knowledge, any other party to any Assumed Contract, is in breach or default in any material respect under any Assumed Contract, and (ii) there are no Proceedings pending nor, to Seller’s Knowledge, threatened in writing under or relating to any Assumed Contract. None of the Assumed Contracts have been cancelled, terminated, amended or modified (except for change orders and similar modifications made available to Purchaser or occurring after the date hereof in the Ordinary Course of Business and promptly provided to Purchaser following execution thereof), and Seller has neither provided nor received any written notice of any intention to cancel, terminate, amend or modify any Assumed Contract.

5.19 Proceedings. Except as set forth and described in Schedule 5.19, there is no Proceeding in progress, pending or, to the Knowledge of Seller, threatened in writing against or otherwise affecting Seller or Property Company relating to the Business or the Purchased Assets at Law or in equity or before or by any Governmental Body.

5.20 Compliance with Laws; Permits.

(a) Neither Seller nor Property Company is in violation of or in default under, any Law or Order (other than Environmental Laws, which are exclusively addressed in Section 5.22) applicable to Seller or Property Company in respect to their ownership or operation of the Purchased Assets.

(b) Except for the Permits listed on Schedule 5.20(b), the Assigned Permits constitute all Permits that are required under Law (other than Environmental Laws, which are exclusively addressed in Section 5.22) for the ownership of the Purchased Assets and operation of the Purchased Assets in the manner in which they are currently owned and operated. All of the Assigned Permits are in full force and effect in all material respects, and there are no Proceedings pending or, to Seller’s Knowledge, threatened in writing that seek the suspension, revocation or material adverse modification of any such Assigned Permit. Seller is in compliance in all material respects with each Assigned Permit (other than those under Environmental Laws, which are exclusively addressed in Section 5.22).

5.21 Condition of Purchased Assets. Except as expressly set forth in this Agreement, the Purchased Assets are being conveyed to Purchaser on an “AS IS, WHERE IS” basis.

5.22 Environmental. Except as set forth on Schedule 5.22 hereto, as of the Execution Date:

(a) the operations of Seller and Property Company related to the Business or the Purchased Assets are, and for the past three (3) years have been, in compliance in all material respects with Environmental Laws;

(b) there are no Orders relating to the Business or the Purchased Assets, pending under or pursuant to, or to the Knowledge of Seller, threatened against the Seller or Property Company alleging a violation of, any Environmental Laws by Seller or Property Company;

(c) to Seller’s Knowledge, there has not been any reportable release or disposal of any Hazardous Materials during the past three (3) years concerning any land, facility, asset or property included in the Purchased Assets that: (i) interferes with or prevents compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any common Law or other liability of Seller to any Person that, in the case of either clause (i) or (ii) hereof, could reasonably be expected to result in the imposition of any material liability to Seller or Property Company.

(d) Seller has made available to Purchaser copies of all material, non-privileged Third Party environmental audits, evaluations, assessments, studies or tests relating to the Facilities, the Purchased Assets or the Business that are in Seller’s custody and were received by Seller during the past three (3) years.

(e) Notwithstanding any other provision of this Agreement to the contrary, this Section 5.22 contains the sole and exclusive representations and warranties of Seller with respect to applicable Environmental Laws, proceedings relating to Environmental Laws, Hazardous Materials and any other environmental matters.

5.23 Insurance. Seller maintains insurance with reputable insurers covering the Purchased Assets and protecting the Business in such amounts and against such losses and claims as are generally maintained for comparable businesses and properties and sufficient to comply in all material respects with applicable Laws, Orders and Permits. Schedule 5.23 sets forth and describes all insurance policies currently maintained by Seller relating to the Purchased Assets or the Business (including policy type, coverage, and date of expiry), and details of any claims relating to the Purchased Assets or the Business within the last three (3) years. Each of such insurance policies is binding and in good standing, and, to the Knowledge of Seller, there is no default thereunder (including with respect to the payment of premiums) and Seller is entitled to all rights and benefits under its insurance policies. Except as set forth on Schedule 5.23, no material claim under any of such insurance policies has been made by Seller with respect to the Purchased Assets or the Business (or remains outstanding) within the last three (3) years.

5.24 Taxes.

(a) Seller has duly and timely filed or caused to be filed all material Tax Returns required to be filed by it with respect to the Purchased Assets (taking into account any valid extension of the due date for filing).

(b) Seller has duly and timely paid all material Taxes required to be paid by it attributable to the Purchased Assets that have become due and payable.

(c) There are no Liens for Taxes (other than for Taxes not yet due and payable) currently existing or pending with respect to any Purchased Assets attributable to any unpaid Taxes.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller related to the Purchased Assets.

(e) All material deficiencies asserted, or assessments made, against Seller or Property Company as a result of any examinations by any Tax Authority related to the Purchased Assets have been fully paid. There is no outstanding claim, assessment, proposed assessment, or deficiency for Taxes with respect to the Purchased Assets against Seller or Property Company that has been asserted by any Tax Authority.

(f) Neither Seller nor Property Company is a party to any Tax Contest related to the Purchased Assets by any Tax Authority. There are no pending or, to the Knowledge of Seller, threatened Tax Contests related to the Purchased Assets by any Tax Authority.

(g) Neither Seller nor Property Company is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) No claim has been made by any Tax Authority in a jurisdiction where Seller or Property Company does not pay Taxes or file Tax Returns with respect to the Purchased Assets asserting that Seller or Property Company is or may be subject to Taxes or required to file Tax Returns in such jurisdiction with respect to the Purchased Assets.

(i) Neither Seller nor Property Company has requested or received any ruling from any Tax Authority, or signed any binding agreement (including any advance pricing agreement) with any Tax Authority that could affect the Purchased Assets.

(j) There are no Tax rulings or closing agreements relating to Taxes with respect to the Purchased Assets that would be binding upon Purchaser following the Closing Date.

5.25 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof. Seller is solely responsible for any such fees, commission, or like payment payable to such broker, finder, or financial advisor, if any.

5.26 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE V, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE PURCHASED ASSETS, (II) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE PURCHASED ASSETS, (IV) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (V) ANY OTHER RECORD, FILES, OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE BOOKS AND RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER INDEMNIFIED PERSONS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ACCOUNTING MATERIALS OR OTHER ITEMS PROVIDED PRIOR TO THE EXECUTION DATE); AND SELLER FURTHER DISCLAIMS, AND PURCHASER

WAIVES, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND ONLY TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE V, THE PURCHASED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER INDEMNIFIED PERSONS TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE, WILL NOT HAVE, AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER INDEMNIFIED PERSONS EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR AS OTHERWISE EXPRESSLY ALLOWED PURSUANT TO THIS AGREEMENT.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 5.22, SELLER HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS MATERIALS OR HAZARDOUS SUBSTANCES, HYDROCARBONS, OR NORM INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES, OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION, WARRANTY, OR OTHER STATEMENT, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE PURCHASED ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE PURCHASED ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS MATERIALS OR HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE PURCHASED ASSETS. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE PURCHASED ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION AND THAT, AT CLOSING, PURCHASER SHALL BE DEEMED TO HAVE KNOWLEDGE OF ALL FACTS CONTAINED IN THE RECORDS OR THAT WOULD HAVE BEEN DISCOVERED BY PURCHASER’S AND PURCHASER’S REPRESENTATIVES’ EXERCISE OF REASONABLE CARE AND DUE DILIGENCE IN THE COURSE OF SUCH INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION.

(c) PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO DEPRECIATION OF ANY PURCHASED ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

(d) SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1 Generally. Purchaser hereby represents and warrants to Seller the matters set forth in Section 6.2 through Section 6.11 as of the Execution Date (except for representations and warranties that refer to a specified date which will be deemed made as of such date).

6.2 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. Purchaser is qualified to conduct business in each jurisdiction in which ownership of the Purchased Assets or operation of the Business makes such qualification necessary.

6.3 Authorization of Agreement. Purchaser has all requisite power, legal capacity and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement, each Purchaser Document and the consummation of the Transactions have been duly authorized by all requisite organizational action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

6.4 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the Transactions, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation or the company agreement of Purchaser, (ii) any Contract, Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Business.

6.5 Financial Advisors. Except for Energy Capital Solutions, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof. Purchaser is solely responsible for any such fees, commission, or like payment payable to such broker, finder, or financial advisor.

6.6 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis.

6.7 Legal Proceedings. There are no actions pending or, to Purchaser’s knowledge, threatened against, relating to or affecting Purchaser or any Affiliate of Purchaser or any of Purchaser’s assets or properties that could reasonably be expected to (a) result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Transactions or (b) individually or in the aggregate, materially impair or delay the ability of Purchaser to consummate the Transactions.

6.8 Financial Ability. Purchaser has funds sufficient to (a) pay the Purchase Price (including the Seller Note) and any other expenses incurred by Purchaser in connection with this Agreement; (b) fund the consummation of the Transactions contemplated by this Agreement; and (c) satisfy all other costs and expenses arising in connection herewith and therewith, each without encumbrance or delay and without causing Purchaser to become insolvent or declare insolvency.

6.9 Regulatory. Purchaser is now, and hereafter shall continue to be, qualified per all regulations of the applicable Governmental Body and other applicable Laws to own the Purchased Assets; and the consummation of the Transactions contemplated in this Agreement. To the extent required by any applicable Laws, Purchaser will have (a) all bonds as may be required by or in accordance with all applicable Laws governing the ownership and operation of the Purchased Assets and (b) filed or will file within ten (10) Business Days after Closing any and all currently required reports necessary for such ownership with all Governmental Bodies having jurisdiction over such ownership. To the extent required by any Laws, Purchaser currently has those bonds, area-wide bonds, any other surety bonds or other financial security devices as may be required by, and in accordance with, all Laws governing the ownership or operation of the Purchased Assets.

6.10 Independent Evaluation. Purchaser is sophisticated and knowledgeable in the evaluation, purchase, ownership and operation of water disposal assets and the customary practices in the Business, including those in the areas where the Purchased Assets are located. In making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, except for its reliance on Seller’s representations and warranties in Article V, Purchaser (a) has relied or shall rely solely on its own independent investigation and evaluation of the Purchased Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by Seller or any of its Affiliates or representatives, and (b) has satisfied itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Purchased Assets.

6.11 Securities Law Compliance; Accredited Investor. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and is acquiring the Purchased Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

ARTICLE VII

COVENANTS

7.1 Further Assurances. The Parties hereto agree to use their best efforts to make, do, execute, deliver, or cause to be made, done, executed, and delivered, all such further acts, instruments, assurances, and things, including certificates or powers of attorney, as may be necessary or appropriate to carry out the provisions of this Agreement and to give effect to the Transactions. In the event that after the Closing, Seller or any of its Affiliates receives any payment related to any Purchased Asset, Seller agrees to use commercially reasonable efforts to remit any such payment within ten (10) Business Days (or cause to be remitted within ten (10) Business Days) such funds to Purchaser, but in any event such funds shall be remitted to Purchaser as soon as possible thereafter. In the event that Purchaser or any of its Affiliates receives any payment related to any Excluded Assets after the Closing, Purchaser agrees to use commercially reasonable efforts to remit any such payment within ten (10) Business Days (or cause to be remitted within ten (10) business days) such funds to Seller, but in any event such funds shall be remitted to Seller as soon as possible thereafter.

7.2 Noncompetition and Non-solicitation.

(a) During the period commencing on the Closing Date until the third anniversary of the Closing Date and subject to Section 7.2(c), without the express, prior written consent of Purchaser, Seller agrees not to, and shall cause it Affiliates not to, directly or indirectly, including as partner, member, stockholder, or investor or in any other capacity, own, control, manage, operate or participate in, the Business in the Specified Territories; provided, however, notwithstanding anything in this Section 7.2 to the contrary, the restrictions set forth in this Section 7.2(a) shall not apply to any assets (other than the Purchased Assets) or business owned or conducted by Seller or its Affiliates as of the Closing Date in the Specified Territories.

(b) During the period commencing on the Closing Date until the third anniversary of the Closing Date, Seller shall not, and shall cause it Affiliates not to, in any way, directly or indirectly, solicit, recruit, hire or interfere with or attempt to interfere with any employee of Purchaser in the Business; provided, however, that the foregoing will not prohibit Seller from hiring, soliciting or offering employment to any person (i) who responds to a general solicitation or advertisement that is not specifically directed to employees of Purchaser, (ii) responding to or hiring any such employee who contacts Seller at his or her own initiative, without any prior direct or indirect encouragement or solicitation by Seller or on Seller’s behalf (other than as permitted by clause (i) of this Section 7.2(b)), or (iii) who has ceased to be employed or retained by Purchaser or its Affiliates for more than six (6) months.

(c) Notwithstanding the foregoing, (i) nothing contained in Section 7.2(a) or Section 7.2(b) shall prohibit Seller from acquiring (or owning or operating after its acquisition), merging or combining businesses with any diversified business that engages in the Business so long as such business’ revenues derived from the Business in the Specified Territories for its fiscal year prior to when the acquisition occurs constitute no more than 10% of such business’ revenues for such fiscal year, and (ii) if Seller is directly or indirectly acquired by, acquires, merges or enters into a business combination with a Third Party that, immediately prior to the closing of such acquisition, is not an Affiliate of Seller, then none of the acquiring Third Party or its Affiliates shall become subject to this Section 7.2.

(d) Seller acknowledges that a breach or threatened breach of Section 7.2(a) would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges and agrees that the terms of the covenants in this Section 7.2 are fair and reasonable with respect to its duration, geographical area and scope, are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby, protect Purchaser’s legitimate business interests, and were a material and necessary inducement for Purchaser to agree to the Transactions herein contemplated. In the event that any provision contained in this Section 7.2 shall be determined by any court of competent jurisdiction or any Governmental Body to be unenforceable for any reason whatsoever (including in relation to duration or the scope of the activities covered thereby), then the Parties agree that the court should redefine such covenant so as to comply with applicable Law, it being specifically agreed by the Parties that it is each of their continuing desire that each covenant in this Section 7.2 be enforced to the full extent of its terms and conditions.

7.3 Confidentiality.

(a) Effective as of the date hereof, the confidentiality agreement between Purchaser and Seller dated July 3, 2019 (the “Confidentiality Agreement”) shall terminate with respect to information relating exclusively to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its representatives concerning Seller or any of its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the date hereof.

(b) Seller agrees not to disclose to any unauthorized Persons any Confidential Information that is related exclusively to and included in the Purchased Assets, whether or not such information is embodied in writing or other physical form, without Purchaser’s prior written consent, unless such Confidential Information (i) is or became generally known to and available for use by the public other than as a result of its or its Affiliate’s, as the case may be, fault or the fault of any other Person bound by a duty of confidentiality to Purchaser or (ii) is disclosed as required by any applicable Law (including in connection with legal Proceedings or pursuant to a subpoena, Order or a requirement or an official request issued by a court of competent jurisdiction or by a judicial, administrative, legislative, regulatory or self-regulating authority or body) or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities; provided that, to the extent not prohibited, Seller gives reasonable prior notice to Purchaser of such disclosure and makes a reasonable effort to obtain, or to assist Purchaser in obtaining, a protective order preventing or limiting the disclosure.

7.4 Publicity.

(a) None of Seller, Purchaser or any Affiliate of either of them shall issue any press release or public disclosure concerning this Agreement or the Transactions without obtaining the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld or delayed, unless, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by applicable Law, the Party intending to make such release or disclosure shall use its best efforts consistent with such applicable Law to consult with the other Party with respect to the text thereof.

(b) Each of Purchaser and Seller agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.

7.5 Disclosure Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall be deemed to be disclosed with respect to any other Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable notwithstanding the omission of a reference or cross-reference thereto.

7.6 Employees and Employee Benefits.

(a) Purchaser, an Affiliate of Purchaser, or a third party designated by Purchaser (as applicable, the “Purchaser Employer”) shall have the right, but not the obligation, to make offers of employment to any Employee on such terms and conditions as determined by Purchaser in its sole discretion. Seller shall (i) notify Purchaser as soon as reasonably practicable of any changes to the list of Employees reflected on Schedule 5.11(a) and (ii) permit Purchaser Employer to interview any Employees. An Employee who accepts Purchaser Employer’s employment offer, passes Purchaser Employer’s applicable pre-employment screening processes, and timely commences employment with Purchaser Employer is referred to as a “Transferred Employee”. Seller shall not, and shall cause its Affiliates not to, interfere with any negotiations by Purchaser Employer to employ any Employee or discourage any Employee from accepting employment with Purchaser Employer. Seller shall, and shall cause its Affiliates to, (A) accept the resignation of each Transferred Employee immediately preceding the Closing Date and (B) waive any restrictive covenants or other obligations to which Transferred Employee may be subject pursuant to an agreement with Seller or its Affiliates that would interfere with Transferred Employee’s employment with Purchaser Employer. The date on which a Transferred Employee commences employment with Purchaser Employer is referred to as such Transferred Employee’s “Hire Date.”

(b) Subject to compliance with the terms and conditions of Purchaser’s relevant plans and policies, each Transferred Employee shall receive credit for all periods of employment and/or service with Seller and its Affiliates (including service with predecessor employers, where such credit was provided by Seller or its Affiliates) prior to such Transferred Employee’s Hire Date for purposes of eligibility and vesting (but not for benefit accrual, except for accrual of vacation and severance benefits under the Purchaser’s relevant plans and policies, and as set forth in this Agreement), including for purposes of satisfying any service requirements for early retirement under any pension plan adopted by the Purchaser or its Affiliates with respect to Transferred Employees.

(c) With respect to any defined contribution plan or plans with a salary reduction arrangement, the terms of which meet the requirements of Sections 401(a) and 401(k) of the Code (such plan or plans, the “Purchaser Savings Plan”) that Purchaser maintains, Purchaser shall allow each Transferred Employee to participate in accordance with Purchaser’s standard policies. Subject to the terms and conditions of the Purchaser Savings Plan, (i) each Transferred Employee who is eligible to contribute to Seller’s contribution plan (the “Seller Savings Plan”) on the Closing Date shall be eligible to contribute to the Purchaser Savings Plan commencing on such Transferred Employee’s Hire Date, and (ii) each Transferred Employee shall be permitted to roll over his or her account balances (including loan balances) from the Seller Savings Plan accrued through such Transferred Employee’s Hire Date into his or her new accounts under the Purchaser Savings Plan promptly after such Transferred Employee’s Hire Date, but in no event later than ninety (90) days after such Transferred Employee’s Hire Date or in contravention of ERISA or the Code.

(d) Subject to the terms and conditions of the applicable plans, effective as of the applicable Transferred Employee’s Hire Date, Purchaser or its Affiliate shall offer each Transferred Employee and his or her eligible dependents participation in the medical plans of

Purchaser or its Affiliate. With respect to other welfare benefit plans, including dental, life insurance, and short- and long-term disability (all of such welfare plans, including Purchaser’s medical plan described in the previous sentence, the “Purchaser Welfare Benefit Plans”), Purchaser or its Affiliate shall offer such other welfare benefit plans to each Transferred Employee as soon as practicable after such Transferred Employee’s Hire Date, but in no event more than the later of thirty (30) days after such Transferred Employee’s Hire Date or the earliest date permitted pursuant to the applicable Purchaser Welfare Benefit Plans. To the extent permitted by the terms of the Purchaser Welfare Benefit Plans, (i) all waiting periods, actively at work requirements, and pre-existing condition clauses shall be waived under the Purchaser Welfare Benefit Plans for each Transferred Employee and his or her eligible dependents who were participating in the welfare benefits plans and programs of Seller and its Affiliates before such Transferred Employee’s Hire Date, and (ii) Purchaser shall cause the Purchaser Welfare Benefit Plans to recognize any out-of-pocket medical and dental expenses incurred by each Transferred Employees and his or her eligible dependents prior to such Transferred Employee’s Hire Date and during the calendar year in which such Transferred Employee’s Hire Date occurs for purposes of determining deductibles and out-of-pocket maximums under the Purchaser Welfare Benefit Plans. Seller shall provide such information as necessary to comply with this Section 7.6(d) to Purchaser at or as soon as practicable following the Closing.

(e) Seller shall be solely responsible for, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee of Seller, including Transferred Employees, or consultant of the Business, including hourly pay, commission, bonus, salary, fringe, accrued vacation or paid time off, pension or profit sharing benefits, welfare benefits or severance pay, in each case for any period relating to service with Seller or its Affiliates, and Seller shall pay all such amounts to all entitled persons in accordance with Seller’s regular pay practices and applicable Law. Purchaser shall be solely responsible for, and Seller shall have no obligations whatsoever for, any compensation or other amounts payable to any employee or independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Purchaser, its Affiliates or other Purchaser Employer.

(f) Subject to applicable Law, Seller shall, and shall cause its Affiliates, as applicable, to pay out to any Transferred Employee, such Transferred Employee’s accrued, unused vacation/paid time off as of such Transferred Employee’s last day of employment with Seller or its Affiliate with the individual’s final paycheck with Seller or its Affiliate, as applicable.

(g) Seller’s or a Seller Affiliate’s benefit plans will remain responsible, in accordance with Seller’s or Seller Affiliate’s benefit plans, policies and programs, for all claims for health, accident, sickness, death and disability benefits deemed incurred while the Transferred Employee is employed by Seller or Seller’s Affiliate. Seller also shall remain responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business, in each case, which relate to service to Seller or the Business or with respect to the Purchased Assets occurring prior to the Closing Date.

(h) Effective as of each Transferred Employee’s Hire Date, Purchaser shall assume all responsibilities and obligations for COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury Regulations thereunder) and any state continuation coverage requirements with respect to such Transferred Employee and his or her beneficiaries. Seller agrees that it shall retain responsibility for all COBRA continuation coverage to all qualified beneficiaries of covered employees for whom a “qualifying event” under COBRA occurs prior to the Closing.

(i) Following the Closing, Seller or its Affiliate shall cooperate with Purchaser, in accordance with applicable Law, to provide any OSHA records or other employment records related to Transferred Employees that Purchaser Employer is obligated by Law to maintain if deemed a successor employer.

(j) Nothing herein, expressed or implied, shall confer upon any Employees (or any of their legal representatives, beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Section 7.6, are for the sole benefit of the Parties to this Agreement and are not for the benefit of any third party.

7.7 Books and Records.

(a) Seller, at Purchaser’s cost and expense, shall deliver the Books and Records to Purchaser within thirty (30) days following Closing. Seller may retain copies of the Books and Records.

(b) For a period of seven (7) years after the Closing, Seller and Purchaser shall each:

(i) retain copies of the Books and Records which relate to the Purchased Assets, the Assumed Liabilities, the Business or its operations for the period beginning four (4) years prior to the Closing and ending as of the Closing; and

(ii) upon reasonable notice, afford the other Party’s representatives reasonable access (including the right to make, at the requesting Party’s expense, photocopies), during normal business hours, to such Books and Records.

(c) Seller shall not be obligated to provide Purchaser with access to any Books and Records pursuant to this Section 7.7 where such access would violate any Law.

7.8 Use of Name; Access to Vehicles(a) . Purchaser agrees that it shall (a) as soon as practicable after the Closing Date and in any event (i) within sixty (60) days following the Closing Date with respect to any Vehicles, and (ii) within thirty (30) days following the Closing Date with respect to all other Purchased Assets, cease to make any use of, remove, strike over or otherwise obliterate the name “Key” or “Key Energy Services” or any variants thereof, including any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, identification numbers, placards, or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), and (b) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than thirty (30) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate the Seller Marks from all materials including business cards, schedules, stationery, packaging materials, placards, displays, signs, promotional materials, manuals, forms, computer software and other materials. Following the Closing Date, Purchaser and Seller shall cooperate in good faith to allow Seller access to the Vehicles to remove any of Seller’s vehicle tracking devices from the Vehicles. Seller shall use its best efforts to schedule and conduct the removal of the vehicle tracking devices in a manner to minimize disruption of Purchaser’s use of the Vehicles.

7.9 Replacement of Bonds, Letters of Credit and Guaranties; Subject Wells.

(a) The Parties understand that none of the bonds, letters of credit and guaranties, if any, posted by Seller with Governmental Bodies and relating to the Purchased Assets will be transferred to Purchaser. Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Seller or to consummate the transactions contemplated by this Agreement. In the event that any counterparty to any such bonds, letters of credit or guaranties posted by Seller does not release Seller and its Affiliates, then, from and after Closing, Purchaser shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such bond, letter or credit or guaranty, as applicable, to the extent such amounts arise out of or relate to the ownership or operation of the Purchased Assets from and after the Closing.

(b) With respect to each SWD set forth on Schedule 7.9(b) (collectively, the “Subject Wells”), (i) Purchaser shall not, and shall not permit any person to, operate, repair, or abandon, or cause to be operated, repaired, or abandoned, any Subject Well until Purchaser (or Purchaser’s Affiliate operator) is designated and approved by the applicable Governmental Bodies as the operator of record for such Subject Well, and (ii) Seller shall reasonably assist Purchaser with respect to any actions required by law of by any applicable Governmental Bodies with respect to the Subject Wells until such time as Purchaser (or Purchaser’s Affiliate operator) is designated and approved by the applicable Governmental Bodies as the operator of record for such Subject Well. Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under this Section 7.9(b).

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. All of the representations and warranties of the Parties contained in Article V and Article VI shall survive the Closing hereunder until twelve (12) months after the Closing Date; provided, however, that: (a) the representations and warranties of Seller set forth in Section 5.2 (Organization and Good Standing), Section 5.3 (Authorization of Agreement), Section 5.4(a) (Conflicts), Section 5.5 (No Other Agreements to Purchase), Section 5.6 (Title to Purchased Assets), Section 5.24 (Taxes) and Section 5.25 (Financial Advisors) (collectively, the “Seller Fundamental Representations”); (b) the representations and warranties of Seller set forth in Section 5.13 (Employee Benefit Maters) and Section 5.22 (Environmental); and (c) the

representations and warranties of Purchaser set forth in Section 6.2 (Organization and Good Standing), Section 6.3 (Authorization of Agreement), Section 6.4(a) (Conflicts), Section 6.5 (Financial Advisors), Section 6.10 (Independent Evaluation) and Section 6.11 (Securities Law Compliance) shall survive the Closing hereunder until eighteen (18) months after the Closing Date. The disclaimers and acknowledgements in Section 5.26 shall survive the Closing without limitation. All covenants and agreements of the Parties made in this Agreement shall survive until fully discharged in accordance with this Agreement. For the avoidance of doubt, (A) Seller’s indemnification obligations contained in Section 8.2(c), Section 8.2(d) and Section 8.2(e) shall survive without limitation; (B) Seller’s indemnification obligations contained in Section 8.2(a) and Section 8.2(b) shall survive the Closing until the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder; (C) Purchaser’s indemnification obligations contained in Section 8.3(c) and Section 8.3(d) shall survive without limitation; and (D) Purchaser’s indemnification obligations contained in Section 8.3(a) and Section 8.3(b) shall survive the Closing until the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder. For greater certainty, no claim for indemnification for breaches of any representation or warranty may be asserted after the expiration of the applicable survival period set forth in this Section 8.1. So long as an Indemnified Person asserts a claim for indemnification under and in accordance with this Article VIII prior to the expiration of the applicable survival period set forth in this Section 8.1, such Indemnified Person shall be deemed to have preserved its rights to indemnification under this Section 8.1 regardless of when such claim is ultimately liquidated or resolved.

8.2 Indemnification by Seller. Subject to the limitations set forth in this Article VIII, Seller unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Purchaser and its Affiliates and their respective managers, directors, officers, members, partners, Affiliates, controlling persons and representatives and their successors and assigns (collectively, the “Purchaser Indemnified Persons”) from and against, and shall reimburse the Purchaser Indemnified Persons for, any and all Losses resulting from, or arising directly out of:

(a) any inaccuracy or breach of any representation or warranty made by Seller in Article V of this Agreement;

(b) any non-performance or non-fulfillment of any covenant or agreement on the part of Seller contained in this Agreement;

(c) Claims arising under Environmental Law based upon any incident, action, condition or circumstance to the extent occurring or existing at the Real Property on or prior to the Closing Date, in each case, except for and excluding any Claims or Liabilities attributable to the Assumed Liabilities;

(d) the Excluded Liabilities; and

(e) the Excluded Assets.

Purchaser shall take and shall cause its Affiliates to use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

8.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article VIII, Purchaser hereby unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless Seller and its Affiliates and their respective managers, directors, officers, members, partners, Affiliates, controlling persons and representatives and their successors and assigns (collectively, the “Seller Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, any and all Losses resulting from, or arising directly out of:

(a) any inaccuracy or breach of any representation or warranty made by such Purchaser in Article VI of this Agreement;

(b) any non-performance or non-fulfillment of any covenant or agreement on the part of such Purchaser contained in this Agreement;

(c) Claims arising under Environmental Law based upon any incident, action, condition or circumstance to the extent first occurring or existing at the Real Property after the Closing Date; or

(d) any Assumed Liability.

Subject to the terms, conditions and other limitations set forth in this Article VIII, Seller acknowledges and agrees that Purchaser shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss is caused by Seller or any other Person (other than Purchaser in breach of this Agreement) prior to the Closing Date. Seller shall take and cause its Affiliates to use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

8.4 Procedures.

(a) If any Person entitled to indemnification under this Article VIII (an “Indemnified Person”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of, any Third Party Claim, such Indemnified Person shall as soon as practicable give written notice (“Indemnity Notice”) of such claim to the Party from whom indemnification is to be sought (an “Indemnifying Person”), describing in reasonable detail (i) the facts giving rise to the Third Party Claim hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Person claims to be entitled to indemnification hereunder, and shall provide any other information with respect thereto as the Indemnifying Person may reasonably request. The failure to notify the Indemnifying Person promptly of a Third Party Claim shall not relieve the Indemnifying Person from its indemnification obligation hereunder, except to the extent that such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against such Third Party Claim.

(b) Investigation; Assumption.

(i) In the event that the Indemnified Person gives an Indemnity Notice to the Indemnifying Person, such notice shall set forth the facts known to the Indemnified Person pertaining to the Claim (and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim) and shall specify the manner in which the Indemnified Person proposes to respond to the Claim. Within thirty (30) days of receipt of such notice (the “Investigation Period”), the Indemnifying Person shall state in writing (the “Assumption Notice”): (A) whether the Indemnified Person may proceed to respond to the Claim in the manner set forth in its notice; and (B) whether the Indemnifying Person shall assume responsibility for and conduct the negotiation, defense or settlement of the Claim, and if so, the specific manner in which the Indemnifying Person proposes to proceed; provided, however, that during the Investigation Period (prior to the Indemnified Person’s receipt of the applicable Assumption Notice), the Indemnified Person shall be permitted to take any and all actions it deems reasonably necessary to protect its rights and defenses with respect to such Third Party Claim and that is not prejudicial to the Indemnifying Person.

(ii) If the Indemnifying Person does elect to assume responsibility and such control, its defense against the Third Party Claim shall be conducted by the Indemnifying Person and counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person at its expense. The Indemnifying Person shall have full control of such defense and Proceedings, including any compromise or settlement thereof; provided that the Indemnifying Person shall not consent to the entry of any judgment or enter into any settlement agreement without the written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (A) the settlement agreement contains a complete and unconditional general release by the third party asserting the Claim to all Indemnified Persons affected by the Claim, (B) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by, and does not contain an injunction or other equitable relief upon, the Indemnified Person or its Affiliates, (C) the settlement agreement does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Person but involves solely the payment of money damages for which the Indemnified Person will be indemnified hereunder, and (D) the settlement agreement does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Person.

(iii) Notwithstanding Section 8.4(b)(ii),

(A) the Indemnified Person shall have the right at all times to participate in the defense of any Third Party Claim hereunder with its own counsel and at its own expense; and

(B) if:

(1) the Indemnified Person is advised by its outside counsel that a conflict of interest exists;

(2) the court in which such Third Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Person’s counsel is prohibited by such court or otherwise unable to represent the Indemnified Person with respect to such Third Party Claim, or

(3) there is one or more defenses that could be asserted by the Indemnified Person that could not be asserted by the Indemnifying Person or the Indemnifying Person’s counsel (on the Indemnified Person’s behalf), then the Indemnified Person shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Person.

(c) Unless and until an Indemnifying Person assumes the defense of the Third Party Claim as provided in Section 8.4(b) above or fails to defend such Third Party Claim to the extent required hereunder, the Indemnified Person may defend against the Third Party Claim in any manner it reasonably may deem appropriate, on behalf of and for the risk of the Indemnifying Person and shall be reimbursed for its reasonable cost and expense (but only if the Indemnified Person is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Person, by all appropriate Proceedings, which Proceedings shall be prosecuted diligently by the Indemnified Person. The Indemnifying Person may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 8.4(c), and the Indemnifying Person shall bear its own costs and expenses with respect to such participation.

(d) The Party assuming the defense under this Section 8.4 shall keep the other Party reasonably informed regarding the progress and status thereof.

(e) In the event any Indemnified Person should have a Claim against any Indemnifying Person hereunder which does not involve a Third Party Claim, the Indemnified Person shall promptly transmit to the Indemnifying Person an Indemnity Notice describing in reasonable detail the nature of the claim and the basis of the Indemnified Person’s request for indemnification under this Agreement; provided, however, that failure of the Indemnified Person to give the Indemnity Notice will not relieve the Indemnifying Person from liability hereunder unless and solely to the extent that the Indemnifying Person did not otherwise learn of such claim and such failure results in the forfeiture by the Indemnifying Person of substantial rights and defenses, and will not in any event relieve the Indemnifying Person from any obligations to the Indemnified Person other than the indemnification obligation provided herein. In the event that the Claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Indemnity Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached. In the event that the Indemnifying Person disputes the validity or scope of the claim set forth in the Indemnity Notice, the Parties will, in good faith, use commercially reasonable efforts to resolve such matter within thirty (30) days of receipt of the Indemnity Notice, and the Indemnified Person shall reasonably cooperate and assist the Indemnifying Person in determining the validity of any such claim. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(f) All provisions of this Agreement requiring a Party to indemnify another Person shall be deemed to incorporate this Section 8.4 by reference, and all notices and actions relating to Claims thereunder shall be made in the manner set forth in, and subject to the terms and conditions of this Section 8.4. For the avoidance of doubt, this Section 8.4 shall not apply with respect to any Tax Contests.

8.5 Limitation on Liability.

(a) Notwithstanding anything herein to the contrary, no Purchaser Indemnified Person shall be entitled to indemnification from Seller pursuant to Section 8.2(a) (i) for any individual Loss unless the amount of such Liability exceeds $5,000, and (ii) unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by Seller under Section 8.2(a) exceeds $160,000 (the “Loss Threshold”), and then only to the extent such Losses exceed the Loss Threshold; provided, however, that the Loss Threshold shall not apply to indemnification claims: (i) based on Actual Fraud; (ii) relating to any inaccuracy or breach of the Seller Fundamental Representations or (iii) relating to the indemnification obligations contained in Section 8.2(b), Section 8.2(c), Section 8.2(d) or Section 8.2(e).

(b) Furthermore, the maximum aggregate amount of all Losses for which Seller shall be liable under Section 8.2(a) of this Agreement shall not, collectively, exceed $1,200,000; provided, however, that such limit, in each case, will not apply to: (i) Actual Fraud, (ii) Losses relating to any inaccuracy or breach of the Seller Fundamental Representations or (iii) relating to the indemnification obligations contained in Section 8.2(b), Section 8.2(c), Section 8.2(d) or Section 8.2(e). Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Purchaser Indemnified Persons under this Article VIII for aggregate Losses in excess of one hundred percent (100%) of the Cash Consideration.

(c) Seller’s indemnity obligation with respect to any remediation or cleanup obligation shall be limited to such cost effective action that is required by Environmental Law to attain compliance with minimum applicable remedial standards for continued industrial or commercial use of the relevant property or Facility, employing, where applicable, risk-based remedial standards, deed restrictions and institutional controls, where such standards, deed restrictions or controls would not unreasonably interfere with ongoing operations at the relevant property or facility.

(d) For purposes of this Article VIII, Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. The amount of any and all Losses under this Article VIII shall be determined net of any insurance, indemnity, reimbursement arrangement, contract or other recovery actually received by the Indemnified Person or its Affiliates in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”). The Indemnified Person will use commercially reasonable efforts to seek full recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Person would if such Loss were not subject to indemnification hereunder, so long as seeking such Alternative Recoveries do not directly result in a material premium increase for Purchaser’s insurance policies or otherwise negatively change the insurability of Purchaser’s activities. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. In the event that the Indemnified Person receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Person hereunder, the Indemnified Person will promptly refund an equal amount to the Indemnifying Person.

(e) In no event shall (i) any Purchaser Indemnified Person be entitled to duplicate compensation with respect to the same Loss, liability, cost, expense, claim, award, or judgment under more than one provision of this Agreement, and (ii) any Person be entitled to indemnification hereunder with respect to a breach by Seller or Property Company of the representations, warranties, or covenants made or agreed to hereunder of which Purchaser had actual knowledge prior to the Closing Date.

8.6 Payment of Indemnification Claims. Any Losses payable to a Purchaser Indemnified Person pursuant to this Article VIII shall be satisfied: (i) by first reducing the outstanding principal and accrued interest on the Seller Note; and (ii) to the extent (and only to the extent) the amount of Losses exceeds the total outstanding principal and accrued interest on the Seller Note, from Seller. Any Losses payable to a Seller Indemnified Person pursuant to this Article VIII shall be satisfied from Purchaser. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.7 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF SUCH OTHER PERSON, INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT TO THE EXTENT OF A PARTY’S INDEMNIFICATION OBLIGATION WITH RESPECT TO A THIRD PARTY CLAIM. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 8.7, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties’ sole and exclusive remedies against each other with respect to the transactions contemplated by this Agreement, including for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed on or prior to the Closing Date, shall be indemnification in accordance with this Article VIII. In furtherance of, and to the extent limited by, the foregoing, PURCHASER, ON ITS OWN BEHALF AND ON BEHALF OF THE PURCHASER INDEMNIFIED PARTIES, AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF THE SELLER INDEMNIFIED PERSONS, EACH HEREBY WAIVE, RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL OTHER SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, DEMANDS, LOSSES, COSTS, LIABILITIES, RIGHTS, CLAIMS AND CAUSES OF ACTION (INCLUDING RIGHTS OF CONTRIBUTIONS, IF ANY) WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH EXIST OR MAY ARISE IN THE FUTURE, THAT SUCH PARTIES MAY HAVE AGAINST SELLER OR PURCHASER, AS THE CASE MAY BE, ARISING UNDER OR BASED UPON ANY FEDERAL, STATE OR LOCAL LAW (INCLUDING WITH RESPECT TO ANY MATTERS RELATING TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OR ANY SUCH LAW RELATING TO ENVIRONMENTAL MATTERS, INCLUDING ENVIRONMENTAL LAW, OR ARISING UNDER OR BASED UPON ANY SECURITIES LAW, COMMON LAW OR OTHERWISE); PROVIDED, HOWEVER, NOTHING IN THIS SECTION 8.8 SHALL BE CONSTRUED AS A LIMITATION ON A PARTY’S REMEDIES FOR CLAIMS ARISING FROM FRAUD CLAIMS IN CONNECTION WITH THE TRANSACTIONS. The indemnity of each Party provided in this Article VIII shall be for the benefit of and extend to each Person included in the Seller Indemnified Persons and the Purchaser Indemnified Persons, as applicable. Any claim for indemnity under this Article VIII by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Indemnified Persons and the Purchaser Indemnified Persons) other than the Parties shall have any rights against Seller or Purchaser under the terms of this Article VIII except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 8.8. The Parties may elect to exercise or not exercise indemnification rights under this Article VIII on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Article VIII.

8.9 Express Negligence. THE PROVISIONS IN THIS ARTICLE VIII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE

PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND CONSPICUOUSNESS REQUIREMENT UNDER TEXAS LAW.

ARTICLE IX

MISCELLANEOUS

9.1 Taxes.

(a) To the extent that any sales, purchase, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (“Transfer Taxes”) are payable by reason of the sale of the Purchased Assets under this Agreement, (i) except with respect to the Vehicles, Purchaser and Seller shall each bear fifty percent (50%) all such Transfer Taxes, and (ii) with respect to the Vehicles, Purchaser shall bear all such Transfer Taxes. Purchaser shall, at its own expense, file all necessary documents (including all Tax Returns and other documentation with respect to the Transfer Taxes) with respect to all such amounts in a timely manner and, if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns.

(b) Seller shall be responsible for (and shall indemnify and hold harmless Purchaser against) all Taxes imposed on or with respect to the Purchased Assets attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date. Purchaser shall be responsible for (and shall indemnify and hold harmless Seller against) all Taxes imposed on or with respect to the Purchased Assets attributable to any taxable period (or portion thereof) beginning after the Closing Date. All Taxes imposed on or with respect to the Purchased Assets attributable to a taxable period that includes the Closing Date, shall be allocated between Purchaser and Seller as of the end of the day on the Closing Date pursuant to Section 9.1(c).

(c) For purposes of allocating Taxes for a taxable period that includes the Closing Date, Taxes relating to the Purchased Assets shall be allocated to the portion of the period before and including the Closing Date and to the portion of the period after the Closing Date as follows: (i) in the case of Taxes that are property, ad valorem, and other Taxes imposed on a periodic basis, such Taxes shall be allocated to the portion of the period before and including the Closing Date based on the amount of such Taxes for such taxable period multiplied by a fraction, the numerator of which is the number of days in such taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such taxable period and (ii) in the case of Taxes based on net or gross income, or transactional Taxes such as sales Taxes (excluding, for the avoidance of doubt, any Transfer Taxes, which shall be borne in accordance with Section 9.1(a)), such Taxes shall be determined based on the closing of the books as of the end of the day on the Closing Date.

(d) (i) Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to the Purchased Assets and (ii) Seller shall pay to Purchaser, no later than ten (10) days after the date on which such Tax Return is filed, the amount of Seller Taxes shown as due on any such Tax Return.

(e) Seller and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns with respect to the Purchased Assets pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes related to the Purchased Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided (or made available) hereunder. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets until the expiration of the statute of limitations of the respective taxable period and to abide by all record retention agreements entered into with any Governmental Body.

9.2 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

9.3 Submission to Jurisdiction; Waiver of Jury Trial; Consent to Service of Process.

(A) THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN HARRIS COUNTY, TEXAS OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH PROCEEDING RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(b).

(c) Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any Proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.6.

9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION); PROVIDED, HOWEVER, THAT ANY MATTER RELATED TO TITLE TO ANY REAL PROPERTY INCLUDED IN THE PURCHASED ASSETS SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH PURCHASER ASSETS ARE LOCATED.

9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by email (with confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (receipt requested), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller, to:

Key Energy Services, LLC

1301 McKinney, Suite 1800

Houston, Texas 77010

Attention: Katherine I. Hargis

Email: khargis@keyenergy.com

If to Purchaser, to:

Tri-State Water Logistics, LLC

12267 US Highway 84

Joaquin, Texas 75954

Attention: Troy Massey Email: troy.massey@tristateoilfield.com

With a copy to (which shall not constitute notice):

Gray Reed & McGraw LLP

1300 Post Oak Blvd., Suite 2000

Houston, Texas 77056

Attention:    Brock Niezgoda

Email: bniezgoda@grayreed.com

9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this Agreement except as provided below and pursuant to Section 8.8. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign certain or all of its rights and obligations under this Agreement to one or more Affiliates without Seller’s consent; provided that to the extent Purchaser assigns any or all of its obligations to such Affiliates without Seller’s consent, Purchaser shall remain jointly and severally liable with respect to such obligations and Purchaser hereby agrees to guarantee the payment and performance by such Affiliates of Purchaser’s obligations hereunder. No assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

9.9 Counterparts. This Agreement may be executed in one or more counterparts and delivered as originals, scanned PDF copies by email or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.10 Recording. As soon as practicable after Closing, Purchaser shall record the deeds, assignments, and/or conveyances of Real Property and any other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate Governmental Bodies and provide Seller with copies of all recorded or approved instruments.

9.11 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

9.12 Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

9.13 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action (including any payment required hereunder) is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLER:

Key Energy Services, LLC

By:	/s/ J. Marshall Dodson
Name:	J. Marshall Dodson
Title:	President and Chief Executive Officer

Asset Purchase Agreement - Signature Page

PURCHASER:

Tri-State Water Logistics, LLC

By:	/s/ Troy Massey
Name:	Troy Massey
Title:	President

Asset Purchase Agreement - Signature Page